Exhibit 99.1

Popular, Inc. to Focus U.S. Community Banking Strategy in New York and South Florida with Centralized Operations in Puerto Rico and New York

•	Popular Community Bank (PCB) to improve operations and optimize invested capital by concentrating on New York and South Florida markets and divesting its regional operations in California, Illinois and Central Florida

•	Sale of the regional operations including bank branches, deposits and related loan portfolios is expected to result in a net premium of approximately $25 million and an estimated noncash Goodwill write-down of approximately $160 million

•	PCB to streamline back office operations and relocate centralized functions to Puerto Rico, NY and SFL. An estimated restructuring charge of approximately $53 million will be taken by PCB, and annual operating expenses will be prospectively reduced by an estimated $45 million after the reorganization is complete. This decrease in expenses offsets a reduction in revenues that results from the sale of the regional operations

•	The reduction in assets and an improved risk profile of the bank is expected to reduce the amount of required capital, which, subject to regulatory approval, may be re-deployed

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (NASDAQ:BPOP) today announced that in order to sharpen its focus on key markets for its U.S. franchise, drive efficiencies and improve profitability, its subsidiary Popular Community Bank (PCB) will undergo a strategic reorganization in which it will divest its regional operations in California, Illinois and Central Florida and centralize certain back office operations in Puerto Rico and New York.

PCB will strengthen its mainland U.S. presence by concentrating on New York and South Florida. With a more clearly defined geographical footprint and leaner operation, the new PCB will be better able to focus on its core competencies, providing a full range of financial services and products to its commercial and retail banking customers.

Popular entered into definitive agreements to sell its regional operations, including 41 branches, approximately $1.8 billion in related loan portfolios, and approximately $2.1 billion in deposits, to three different buyers. The transactions will result in net premium of approximately $25 million and an estimated noncash Goodwill write-down of approximately $160 million.

The reorganization of PCB’s centralized operations will result in an estimated charge of approximately $53 million, and annual operating expenses are expected to be prospectively reduced by an estimated $45 million after the completion of the reorganization. This decrease in expenses offsets a reduction in revenues that results from the sale of the regional operations.

The transactions, which are subject to regulatory approval and other closing conditions, are expected to close before the end of the year.

Mr. Richard L. Carrión, Chairman of the Board, President and Chief Executive Officer, said: “Popular remains deeply committed to serving mainland U.S. customers by building on PCB’s success in New York and South Florida. We believe there are significant opportunities for the growth of our franchise in these markets as the banking sector and overall economy continues in its recovery. Focusing our efforts on these markets will ultimately enable us to better serve and grow our customer base, while strengthening the capital position of both PCB and Popular.”

Leaner, More Focused Bank, Improved Profitability and Efficiency Ratios

The new PCB will have 49 branches in the New York/New Jersey and South Florida regions. As a more focused bank operating in two regions on the east coast, PCB will continue to offer a broad array of financial services for businesses and consumers, from lending, cash management, and other services to our commercial clients, to a full offering of consumer finance and transactional products including mobile banking and mobile check deposit.

This restructuring will lead to improved capital ratios and efficiency ratios at both PCB and Popular and increased return on capital for our U.S. business.

Reorganization of Centralized Back Office Operation

As part of the restructuring plan, PCB will reduce back-office expenses by closing its Rosemont, IL and Orlando, FL operations centers and transferring most of the support functions to Puerto Rico and New York. Of the 550 positions in the two current operations locations, 100 will be relocated to other offices in the U.S. and 200 will be moved to Puerto Rico for a net saving of approximately 250 positions. This transition is expected to be completed by the 1st quarter of 2015.

The reorganization will have an estimated cost of approximately $53 million, consisting of severance and retention payments, operational set-up costs, and lease cancelations.

Sale of California, Illinois and Central Florida Business Regions

Popular has entered into definitive agreements to sell regional operations to three different buyers:

•	In Central Florida, PCB will sell 9 branches with loans of approximately $115 million and deposits of approximately $239 million to Harbor Community Bank, a bank of approximately $629 million in total assets.

•	In Illinois, PCB will sell 12 branches with loans totaling approximately $521 million and deposits of approximately $761 million to First Midwest Bank, a bank with approximately $8.3 billion in total assets.

•	In California, PCB will sell 20 branches with loans totaling approximately $1.2 billion and approximately $1.1 billion in deposits to Banc of California, a bank with approximately $3.6 billion in total assets.

Mr. Carrión concluded: “We have selected the buyers of our regional branches with care to ensure that they are committed to the communities in which they operate and that our customers will continue to receive the same high quality of service that they have always received from us.”

RBC Capital Markets, LLC acted as financial advisor to Popular. Sullivan & Cromwell LLP, New York, NY, acted as legal counsel.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise that does business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Popular, Inc.

Investor Relations:

Brett Scheiner, 212-417-6721

Investor Relations Officer

or

Media Relations:

Senior Vice President

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Source: Popular, Inc.